Exhibit 4.3

DESCRIPTION OF SECURITIES

OF FARMLAND PARTNERS INC.

General

As of December 31, 2019, Farmland Partners Inc. (“we,” “our,” “us” or the “Company”) had two classes of securities outstanding , our common stock, $0.01 par value per share (“common stock”), and our 6.00% Series B Participating Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are authorized to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of our common stock and 100,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval.

The following is a description of the rights and privileges of our common stock and of our Series B Preferred Stock and related provisions of our Articles of Amendment and Restatement, including any articles supplementary (our “charter”), our Amended and Restated Bylaws, as amended (our “bylaws”), and applicable provisions of Maryland law. This description is qualified in its entirety by, and should be read in conjunction with, our charter and bylaws and the applicable provisions of Maryland law.

Power to Reclassify and Issue Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law (the “MGCL”) and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, among other things and subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the ownership limit. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied.

DESCRIPTION OF COMMON STOCK

General

As of December 31, 2019, we had 29,952,608 outstanding shares of common stock.  Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Dividends, Liquidation and Other Rights

Subject to the preferential rights of holders of any other class or series of stock, including the rights of holders of our Series B Preferred Stock, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

•have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

•are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, including, under certain circumstances, our Series B Preferred Stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Listing

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FPI.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, LLC.

Certain Provisions of Maryland Law and Our Charter and Bylaws

See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

DESCRIPTION OF SERIES B PARTICIPATING PREFERRED STOCK

General

Under our charter, we currently are authorized to issue up to 100,000,000 shares of Series B Preferred Stock.  As of December 31, 2019, we had 6,037,500  shares of preferred stock classified as Series B Preferred Stock, with a liquidation preference of $25.00 per share, of which 5,972,059 shares of our Series B Preferred Stock were issued and outstanding. As of December 31, 2019, our board of directors had not established any class or series of our preferred stock other than our Series B Preferred Stock.  There are no preemptive rights with respect to our Series B Preferred Stock.

Maturity

The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption (except as described below under "—Redemption—Redemption upon an Absence of Suitable Indices Event" and "—Conversion Rights—Conversion upon an Absence of Suitable Indices Event"), and will remain outstanding indefinitely unless (i) we redeem such shares of Series B Preferred Stock into shares of our common stock at our option as described below in "—Redemption—Redemption at Our Option," (ii) we convert such shares of Series B Preferred Stock at our option as described below in "—Conversion Rights—Conversion at Our Option" or (iii) subject to our special right of redemption in the event of a Change of Control (as defined below), they are converted into shares of our common stock by the holder of such shares of Series B Preferred Stock in the event of a Change of Control as described below in "—Conversion Rights—Conversion upon a Change of Control."

Reopening

The Articles Supplementary establishing our Series B Preferred Stock permit us to "reopen" this series, without the consent of the holders of our Series B Preferred Stock, in order to issue additional shares of Series B Preferred Stock from time to time. We may in the future issue additional shares of Series B Preferred Stock without the consent of holders of Series B Preferred Stock. Any additional shares of Series B Preferred Stock will have the same terms as the shares of Series B Preferred Stock that are currently outstanding. These additional shares of Series B Preferred Stock will, together with the existing shares of Series B Preferred Stock, constitute a single series of securities.

Ranking

The Series B Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

(1)   senior to our common stock and to any other class or series of our equity securities expressly designated as ranking junior to the Series B Preferred Stock;

(2)   on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Preferred Stock; and

(3)   junior to our existing and future indebtedness and all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company (“Liquidation Event’), which issuance is subject to the approval of the holders of two-thirds of the then-outstanding shares of Series B Preferred Stock and any parity preference shares.

The term "equity securities" does not include convertible debt securities, which debt securities would rank senior to the Series B Preferred Stock.

In accordance with the terms of the partnership agreement of our operating partnership,  Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), we contributed the net proceeds from the sale of the Series B Preferred Stock to our Operating Partnership, and our Operating Partnership issued to us a number of Series B preferred units of limited partnership interest in our Operating Partnership, (“Series B preferred units”), equal to the number of shares of Series B Preferred Stock. The Series B preferred units rank, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership, senior to Class A common units of limited partnership interest in our Operating Partnership (“OP Units”), and long term incentive units of partnership interest in our Operating Partnership and on parity with the existing Series A Preferred Units of limited partnership interest in our Operating Partnership (“Series A Preferred Units”).

As of December 31, 2019, there were 117,000 Series A Preferred Units outstanding, each of which has a liquidation preference of $1,000 per unit. Series A Preferred Units are entitled to cash distributions at a rate of 3.00% per annum of the $1,000 liquidation preference per Series A Preferred Unit (equivalent to a fixed annual amount of $30.00 per Series A Preferred Unit) payable annually in arrears on January 15 of each year or the next succeeding business day. On or after March 2, 2026, each holder of Series A Preferred Units has the right to convert each Series A Preferred Unit into a number of OP Units equal to (i) the $1,000 liquidation preference plus all accumulated and unpaid distributions, divided by (ii) the volume-weighted average price per share of our common stock for the 20 trading days immediately preceding the applicable conversion date. All OP Units received upon conversion may be immediately tendered for redemption for cash or, at the Company's option, for shares of common stock on a one-for-one basis, subject to the terms and conditions set forth in the partnership agreement for our Operating Partnership. Prior to date on which the Series A Preferred Units are converted into OP Units, the Series A Preferred Units may not be tendered for redemption by the holders. On or after March 2, 2021, our Operating Partnership has the right to redeem some or all of the Series A Preferred Units for cash in an amount equal to the $1,000 liquidation preference plus accrued and unpaid dividends.

In the future, our Operating Partnership may create additional classes or series of common or preferred units, including preferred units that are senior to the Series B preferred units (subject to the rights of any holders of preferred units), or issue additional common or preferred units of any class or series (including long term incentive units) without the consent of any holder of the Series B Preferred Stock.

Dividends

When, as and if authorized by our board of directors, holders of shares of the Series B Preferred Stock are entitled to receive cumulative cash dividends from and including the issue date, payable quarterly in arrears on the last day of March, June, September and December of each year, beginning on September 30, 2017, at the rate of 6.00% per annum on the initial liquidation preference per share (equivalent to the fixed annual rate of $1.50 per share). If any dividend payment date falls on any day other than a “business day” as defined in the Articles

Supplementary for our Series B Preferred Stock, the dividend due on such dividend payment date shall be paid on the first business day immediately following such dividend payment date, and no dividends will accrue as a result of such delay. Dividends will accrue and be cumulative from, and including, the prior dividend payment date to, but excluding, the next dividend payment date, to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series B Preferred Stock are the March 15, June 15, September 15 or December 15 immediately preceding the relevant dividend payment date. If any record date falls on any day other than a “business day” as defined in the Articles Supplementary for our Series B Preferred Stock, the record date shall be the immediately preceding business day. Prior to September 30, 2024, no dividends will accrue or be paid on any FVA Amount (as defined below).

On and after September 30, 2024, in lieu of the dividend rate detailed in the preceding paragraph, a dividend rate of 10.00% per annum will accrue and be paid on the initial liquidation preference per share of Series B Preferred Stock plus the FVA Amount, if any.

Our board of directors will not authorize and we will not pay or set apart for payment dividends on our Series B Preferred Stock at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules. You should review the information appearing in the last paragraph under this caption "—Dividends" for information regarding the circumstances under which the terms of our credit facilities, term loans and other debt may limit or prohibit the payment of dividends on the Series B Preferred Stock.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock accrue whether or not there are funds legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears, and holders of the Series B Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock, including any “Capital Gains Amounts”, as described in the paragraph below, shall first be credited against the earliest accrued but unpaid dividend due with respect to those shares.

If, for any taxable year, we designate as a "capital gain dividend," as defined in Section 857 of the Code, any portion of the dividends, or the Capital Gains Amount, as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our capital stock then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of shares of Series B Preferred Stock will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Series B Preferred Stock for the year bears to the total dividends paid or made available for that year to holders of all classes of our capital stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as "capital gain dividends" by us to our stockholders.

Future distributions on shares of our common stock and shares of our preferred stock, including the Series B Preferred Stock, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, funds from operations, adjusted funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our board of directors deems relevant. In addition, our credit facilities, term loans and other debt contain provisions that could limit or, in certain cases, prohibit the payment of distributions on shares of our common stock and preferred stock, including the Series B Preferred Stock. Accordingly, although we expect to pay quarterly cash distributions on our common stock and scheduled cash dividends on our Series B Preferred Stock, we cannot guarantee that we will maintain these distributions at current levels or what the actual distributions will be for any future period.

Voting Rights

Holders of Series B Preferred Stock generally have no voting rights. However, if we are in arrears on dividends, whether or not authorized or declared, on the Series B Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Stock (voting separately as a class together with the holders of all other classes or series of parity preferred stock and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors at a special meeting of stockholders called upon the request of the holders of at least 10% of the then-outstanding shares of Series B Preferred Stock or at our next annual meeting of stockholders and each subsequent annual meeting of stockholders thereafter, each additional director being referred herein to as a Preferred Stock Director, until all unpaid dividends with respect to the Series B Preferred Stock and such other classes or series of preferred stock with like voting rights have been paid. Any Preferred Stock Directors will be elected by a vote of holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other class or series of parity preferred stock with like voting rights, voting together as a single class. Special meetings of stockholders called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series B Preferred Stock or any other class or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class), will pay all costs and expenses of calling and holding such special meeting of stockholders.

Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the then-outstanding shares of Series B Preferred Stock and all other classes or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a dividend arrearage continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the then-outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable).

So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding shares of Series B Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class), authorize, create, or increase the number of authorized or issued shares of, any class or series of equity securities ranking senior to the Series B Preferred Stock with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event, or reclassify any of our authorized equity securities into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such equity securities. However, we may, without the consent of any holder of Series B Preferred Stock, create and issue additional classes or series of parity equity securities and junior equity securities, and/or amend the Articles Supplementary for the Series B Preferred Stock to increase the authorized number of shares of parity equity securities (including the Series B Preferred Stock) and junior equity securities.

In addition, the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding shares of Series B Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class) is required for us to amend, alter or repeal any provision of our charter so as to materially and adversely affect the terms of the Series B Preferred Stock. If such amendment to our charter does not equally affect the terms of the Series B Preferred Stock and the terms of one or more other classes or series of parity preferred stock, the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding shares of Series B Preferred Stock, voting separately as a class, is required. Holders of the Series B Preferred Stock also will have the exclusive right to vote on any amendment to our charter on which holders of the Series B Preferred Stock are otherwise entitled to vote and that would alter only the rights, as expressly set forth in our charter, of the Series B Preferred Stock.

In any matter in which holders of Series B Preferred Stock may vote (as expressly provided in the Articles Supplementary setting forth the terms of the Series B Preferred Stock), each share of Series B Preferred Stock is entitled to one vote.

Liquidation Preference

If we experience a Liquidation Event, holders of our Series B Preferred Stock will have the right to receive the sum of (i) the initial liquidation preference, (ii) the FVA Amount (if the FVA Amount for the relevant period is a positive number) and (iii) an amount per share of Series B Preferred Stock equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Final Liquidation Preference”), before any distribution or payment is made to holders of our common stock and any other class or series of our equity securities ranking junior to the Series B Preferred Stock as to liquidation, dissolution or winding up. The rights of holders of Series B Preferred Stock to receive this amount will be subject to the proportionate rights of any other class or series of our equity securities ranking on parity with the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up, and junior to the rights of any class or series of our equity securities expressly designated as ranking senior to the Series B Preferred Stock. In addition, our obligation to pay the Final Liquidation Preference will be subject to the proportionate rights of holders of Series A Preferred Units and any other class or series of units of limited partnership interest in our Operating Partnership that rank senior to, or on parity with, the Series A Preferred Units and the Series B preferred units .

Holders of Series B Preferred Stock are entitled to written notice of any distribution in connection with any Liquidation Event not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a Liquidation Event.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of any of our shares of capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Stock will not be added to our total liabilities.

Farmland Value Appreciation Amount

The initial liquidation preference for the Series B Preferred Stock may be increased by the FVA Amount. The FVA Amount for any year will equal the product of the initial liquidation preference and the FVA Factor (as defined below) for such period. However, the FVA Amount for all periods after September 30, 2024 will be equal to the FVA Amount calculated based on the Land Value Report issued in 2024 (the “2024 Land Value Report”) and the FVA Amount will be subject to a cap as described below under the caption "—Cap on Total Return."

The FVA Amount for the Series B Preferred Stock may be realized upon (i) exercise by us of our optional redemption right or conversion right after September 30, 2021, (ii) any conversion or redemption in connection with a Change of Control (as defined below) or (iii) liquidation, dissolution or winding up of the Company. In addition, on and after September 30, 2024, dividends will accrue on the FVA Amount, if any, added to the initial liquidation preference per share of Series B Preferred Stock.

The FVA Amount is calculated only once per year, promptly after the release of the annual agricultural Land Values summary (the “Land Value Report”). Accordingly, the FVA Amount will always be calculated using data from the initial publication of each Land Value Report, notwithstanding the fact that the NASS, ASB and/or USDA may update Land Values for any particular year in subsequent Land Value Reports. As a result, holders of Series B Preferred Stock will not realize the benefit of any increases in Land Values, or the detriment of any decreases in Land Values, that occur after a Report Release Date (as defined below) for any given year but prior to the Report Release Date for the subsequent year, except to the extent of any Premium Amount (as defined below).

Farmland Value Appreciation Factor

FVA for the Series B Preferred Stock represents the cumulative change, from the 2017 estimated average value per acre of farmland in the 17 states in which we own farmland, weighted by the percentage of the total unaudited book value of our properties held in each Portfolio State as of June 30, 2017, or the Weighting Factor. We refer to these 17 states as Portfolio States. FVA is determined using "Farm Real Estate, Average Value per Acre," or Land Value, contained in the annual agricultural Land Values summary, or Land Value Report, released by the National Agricultural Statistics Service, or NASS, the Agricultural Statistics Board, or ASB, and the United States Department of Agriculture, or USDA, and is currently disclosed at the following URL: http://usda.mannlib.cornell.edu/MannUsda/viewDocumentInfo.do?documentID=1446. The farm real estate values reported in the Land Value Report are a measure of the values of all land and buildings on farms in the United States.

As described in the Land Value Report, the estimates of farmland values in the report are based primarily on the June Area Survey, conducted each year during the first two weeks of June. The survey uses a complete, probability-based land-area sampling frame. A sample of approximately 11,000 segments of land is selected, each approximately one square mile in size. Enumerators collecting data for the June Area Survey contact all agricultural producers operating land within the boundaries of the sampled land segments and record land value information for cropland and pasture within these segments. They also collect an estimated value of all land and buildings for the operator's entire farming operation and the estimated percent change from the previous year.

Once data are summarized, each regional field office conducts an analysis of the summarized indications and any other available information for the states covered by the Land Value Report. Those offices then set estimates for land values and submit these recommendations to the ASB, which prepares and disseminates hundreds of reports every year providing the official USDA estimates on crops, livestock and economic indicators in the agricultural industry.

Subject to the calculation of the FVA as described below, the value set forth in the Land Value Report, or the Land Value, with respect to each of the 17 Portfolio States listed below, will be used for the purpose of calculating FVA.

FVA for the Series B Preferred Stock is calculated as follows:

(i)  The change in FVA for each Portfolio State since the 2017 Land Value Report (as defined below) will be calculated promptly following each date of the release of the Land Value Report for each year, or Report Release Date, in accordance with the following equation, where "PSx" represents any given Portfolio State and "FVAx" represents the change in FVA for such Portfolio State:

FVAx = ((Land Value for PSx as of the most recent Report Release Date ÷ Land Value for PSx for 2017) × 100) - 100

For the avoidance of doubt, for the purposes of calculating FVAx, (i) the Land Value for PSx for 2017 shall be as reported in the Land Value Report that was published on August 3, 2017, or the 2017 Land Value Report, and (ii) the Land Value for PSx for 2024 shall be as reported in the 2024 Land Value Report, in each case, notwithstanding any future revisions to such value that may be included in the Land Value Report on subsequent Report Release Dates.

(ii)  The "Cumulative FVA" is the sum of the seventeen (17) products of (A) the change in FVA for a given Portfolio State since the 2017 Land Value Report (expressed below as "FVAx" and, for any given Portfolio State, as calculated as described in paragraph (i) above) and (B) the relative weighting for a given Portfolio State (expressed below as "Wx") and, for any given Portfolio State, as set forth in the table in paragraph (iii) below), divided by 100 in order to be expressed as a percentage, which will be calculated promptly following each Report Release Date in accordance with the following equation:

Cumulative FVA = ((FVA1 × W1) + (FVA2 × W2) + (FVA3 × W3) + ... (FVA17 × W17)) ÷ 100

(iii)  The following relative weightings for each Portfolio State will be used in determining Cumulative FVA in accordance with paragraph (ii) above, as well as any Premium Amount:

Portfolio State	Weighting Factor
Illinois	34.344%
California	19.265%
South Carolina	6.892%
North Carolina	6.695%
Colorado	6.318%
Arkansas	5.776%
Nebraska	4.292%
Louisiana	4.275%
Florida	3.580%
Mississippi	2.037%
Georgia	1.923%
Michigan	1.451%
Texas	0.855%
Virginia	0.752%
South Dakota	0.696%
Kansas	0.484%
Alabama	0.365%

Total (17 Portfolio States)	100.0%

The change in FVA for each Portfolio State since the 2017 Land Value Report will be included in the calculation of "Cumulative FVA" regardless of whether it is positive, negative or zero. The FVA Factor for any year will equal the product of Cumulative FVA (calculated as described above) for such year (expressed as a percentage) multiplied by a constant investor participation percentage of 50%. The FVA Amount, at any time it is measured, cannot be negative, so the liquidation preference per share of Series B Preferred Stock will never be lower than $25.00.

The NASS, the ASB and the USDA have historically released the Land Value Report for a given year in early August. Each year during which shares of Series B Preferred Stock are outstanding, we will make available the annual measurement showing the aggregate FVA Amount per share of Series B Preferred Stock for the then-current year based on the most recent Land Value Report. We will also provide updates and maintain such information on the "Investor Relations" page of our corporate website.

If at any time prior to September 30, 2024, the NASS, the ASB and/or the USDA no longer publish the Land Value Report, or if the Land Value Report no longer covers one or more of the Portfolio States, we will promptly make a good faith selection of a publicly available alternative report, index or indices after examining publicly available reports and indices that are reasonably comparable to the Land Value Report to cover the Portfolio State or Portfolio States no longer covered by the Land Value Report. If we select an alternative source or sources, we will disclose the new source for calculating the FVA Amount and the Premium Amount on the "Investor Relations" page of our corporate website and in a Current Report on Form 8-K filed or furnished with the SEC. If a suitable public alternative source or sources is not available, we will, at our option, either redeem or convert the shares of Series B Preferred Stock within 410 days after the date that the Land Value Report was last published, as described in "—Redemption—Redemption upon Absence of Suitable Indices Event" (in the case of a redemption) or as described in "—Conversion Rights—Conversion upon an Absence of Suitable Indices Event" (in the case of a conversion). We refer to the absence of a suitable alternative source or sources herein as an Absence of Suitable Indices Event.

Premium Amount

If we exercise our option to redeem or convert the Series B Preferred Stock after September 30, 2021 and before September 30, 2024 as described below in "—Redemption—Redemption at Our Option" and "—Conversion

Rights—Conversion at Our Option," we will pay a premium (the “Premium Amount”), in addition to the initial liquidation preference, the FVA Amount (if positive) and all accrued and unpaid dividends. The Premium Amount will equal the product of (i) the $25.00 initial liquidation preference and (ii) the average change in Land Values in the Portfolio States over the immediately preceding four years for which a Land Value Report has been issued (based on the initial Land Values for such years included in such Land Value Reports), weighted by the Weighting Factor, multiplied by a constant investor participation percentage of 50% and prorated for the number of days between the most recent Report Release Date and the date immediately preceding the date of redemption or conversion. The Premium Amount, at any time it is measured, cannot be negative.

Cap on Total Return

Until September 30, 2024, the amount payable upon any conversion, redemption or liquidation event will be subject to a cap, such that the total internal rate of return, when considering the initial liquidation preference, plus the FVA Amount (if positive), plus the Premium Amount (if applicable and if positive), plus all dividends (whether paid or accrued) to, but excluding, the date of such redemption, conversion or final distribution to holders in respect of a Liquidation Event, shall not exceed 9.0%. On September 30, 2024, the FVA Amount will become fixed (based on the FVA Amount calculated with respect to the year 2024) and cease to accrue, the Premium Amount will no longer be payable upon an optional redemption or conversion and the dividend yield will increase to 10.000% per annum on the initial liquidation preference plus the FVA Amount (if positive).

Redemption

Redemption at Our Option

We may not redeem the Series B Preferred Stock until after September 30, 2021, except in limited circumstances relating to maintaining our qualification as a REIT, as described in "Restrictions on Ownership and Transfer" above and pursuant to the special optional redemption provisions upon a change in control that are specified below.

After September 30, 2021 but before September 30, 2024, we may redeem for cash all, but not less than all, of the then-outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock equal to the Final Liquidation Preference plus the Premium Amount (if applicable and if positive).

At any time on or after September 30, 2024, we may redeem for cash all, but not less than all, of the then-outstanding shares of Series B Preferred Stock at a redemption price per share equal to the initial liquidation preference plus the FVA Amount (if positive) calculated based on the 2024 Land Value Report, plus any accrued but unpaid dividends. The initial liquidation preference of $25.00 plus the FVA Amount (if positive) calculated based on the 2024 Land Value Report is referred to as the Adjusted Value.

There is no restriction on our ability to redeem shares of Series B Preferred Stock while dividends are in arrearage.

Special Redemption Option upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), we may redeem for cash all, but not less than all, of the shares of Series B Preferred Stock within 120 days after the date on which such Change of Control occurred, by paying the special redemption price, which will equal the Final Liquidation Preference. If, prior to the Change of Control Conversion Date (as defined below under the caption "—Conversion Rights—Conversion upon a Change in Control"), we have provided or provide notice of redemption with respect to the Series B Preferred Stock (whether pursuant to our optional redemption right, our special redemption option or pursuant to the right described under "—Redemption upon an Absence of Suitable Indices Event"), the holders of Series B Preferred Stock will not be permitted to exercise the conversion right described below under "—Conversion Rights—Conversion upon a Change of Control."

We will mail to record holders of the Series B Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the holder’s address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•the redemption date;

•the special redemption price;

•a statement setting forth the calculation of such special redemption price;

•the number of shares of Series B Preferred Stock to be redeemed;

•the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the special redemption price;

•procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the special redemption price;

•that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date unless we fail to pay the special redemption price on such date;

•that payment of the special redemption price will be made upon presentation and surrender of such shares of Series B Preferred Stock;

•that the shares of Series B Preferred Stock are being redeemed pursuant to our special redemption option in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•that the holders of the shares of the Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A "Change of Control" means, after the initial issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling that person to exercise more than 50% of the total voting power of all capital stock of the Company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common stock (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Redemption upon an Absence of Suitable Indices Event

If, following an Absence of Suitable Indices Event, we do not convert all of the outstanding shares of Series B Preferred Stock in accordance with the provisions described under "—Conversion Rights—Conversion upon an Absence of Suitable Indices Event," then we will redeem all of the then-outstanding shares of Series B Preferred Stock for cash at a redemption price equal to the Final Liquidation Preference.

Conversion Rights

Conversion at Our Option

After September 30, 2021, we may convert all, but not less than all, of the then-outstanding shares of Series B Preferred Stock into shares of our common stock. The conversion ratio for such one-time conversion will be determined by a formula and cannot be determined until four business days after the notice of conversion is issued.

If such one-time conversion occurs after September 30, 2021 but before September 30, 2024, the formula for determining the conversion ratio per share of Series B Preferred Stock will be the sum of (i) the initial liquidation preference, (ii) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number), (iii) the Premium Amount (if applicable and if positive) and (iv) any accrued and unpaid dividends to, but excluding, the fourth business day following the notice of conversion, divided by the 10-day volume-weighted average price, or the VWAP, of our common stock on the NYSE, as reported by Bloomberg Business News, if available, on the date the notice of conversion is issued.

If such one-time conversion occurs on or after September 30, 2024, the formula for determining the conversion ratio will be (i) the Adjusted Value, plus any accrued and unpaid dividends to, but excluding, the conversion date, divided by (ii) the VWAP as reported by Bloomberg Business News, if available, on the date the notice of conversion is issued.

If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume-weighted average of the high and low trading prices of our common stock on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as our common stock is then listed or traded) calculated using the high and low prices (volume-weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of the VWAP for all purposes hereunder.

Conversion upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem the Series B Preferred Stock as described above under "—Redemption—Special Redemption Option upon a Change of Control") to convert some or all of the Series B Preferred Stock held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock to be converted equal to the lesser of:

•the quotient obtained by dividing (i) the sum of (x) the initial liquidation preference, plus (y) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number), plus (z) any accrued and unpaid dividends (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series B Preferred Stock to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Common Stock Price (as defined below); and

•5.72082 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of shares of our common stock), subdivisions or combinations (in each case, a "Stock Split") with respect to our common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration. The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the Conversion Consideration.

If the holders of our common stock have the opportunity to elect the form of consideration to be received upon a Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the shares of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable upon such Change of Control.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series B Preferred Stock a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•the events constituting the Change of Control;

•the date of the Change of Control;

•the last date and time by which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;

•the method and period for calculating the Common Stock Price;

•the Change of Control Conversion Date;

•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the shares of Series B Preferred Stock, holders will not be able to convert shares of Series B Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;

•the name and address of the paying agent and the conversion agent; and

•the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the "Investor Relations" page of our corporate website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series B Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

•the relevant Change of Control Conversion Date;

•the number of shares of Series B Preferred Stock to be converted; and

•that the Series B Preferred Stock is to be converted pursuant to the Change of Control Conversion Right Series B Preferred Stock.

The "Change of Control Conversion Date" is the date on which the shares of Series B Preferred Stock are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series B Preferred Stock.

The "Common Stock Price" will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which shares of our common stock are then traded, or (y) the average of the last quoted bid prices for shares of our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Conversion upon an Absence of Suitable Indices Event

If, following an Absence of Suitable Indices Event, we do not redeem all of the outstanding shares of Series B Preferred Stock in accordance with the provisions described under "—Redemption—Redemption upon an Absence of Suitable Indices Event," then we will convert all of the shares of Series B Preferred Stock into shares of our common stock, at a conversion ratio per share of Series B Preferred Stock equal to the sum of (i) the initial liquidation preference, (ii) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number) and (iii) any accrued and unpaid dividends to, but excluding, the fourth business day following the notice of conversion, divided by the VWAP, as reported by Bloomberg Business News, if available, on the day the notice of conversion is issued.

If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume-weighted average of the high and low trading prices of our common stock on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as our common stock may be listed or traded) calculated using the high and low prices (volume-weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of the VWAP for all purposes hereunder.

Fractional Shares; Delivery of Common Stock

Upon conversion of shares of Series B Preferred Stock, whether pursuant to the rights described under "—Conversion at Our Option," "—Conversion upon a Change of Control" or "—Conversion upon an Absence of Suitable Indices Event," we will deliver the shares of our common stock due upon conversion as soon as practicable on or after, but in no event later than the fourth business day after, the conversion date or Change of Control Conversion Date, as applicable. However, on the conversion date or Change of Control Conversion Date, as applicable, the holder to whom the shares of our common stock due upon conversion are to be issued will be deemed to be a holder of record of such shares of common stock.

We will not issue fractional shares of our common stock upon the conversion of the shares of Series B Preferred Stock. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the VWAP for a conversion at our option or the Common Stock Price for a conversion upon a Change of Control, as applicable.

Power to Increase or Decrease Authorized Shares and Issue Additional Shares of Our Common and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares, will be available for issuance without further action by our stockholders (including holders of the Series B Preferred Stock), unless such action is required by applicable law, the terms of any other class or series of shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our shareholders or otherwise be in their best interests.

Listing

Our Series B Preferred Stock is listed on the NYSE under the symbol “FPI PR B.”

Transfer Agent and Registrar

We have retained American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our Series B Preferred Stock.

Certain Provisions of Maryland Law and Our Charter and Bylaws

See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of our charter and bylaws, or of the MGCL. The summary below is qualified in its entirety by reference to the MGCL and or charter and bylaws.

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless our bylaws are amended, more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors, and directors are elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock are able to elect all of our directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•the corporation's board of directors will be divided into three classes;

•the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

•the number of directors may be fixed only by vote of the directors;

•a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors and (3) require, unless called by our chairman, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president, our chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendments to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets are and will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•supermajority vote and cause requirements for removal of directors;

•requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

•provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•the restrictions on ownership and transfer of our stock; and

•advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed, or the business combination is not approved by our board of directors, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Subject to certain exceptions, our charter contains certain ownership limits with respect to our stock. Our charter, among other restrictions, prohibits the beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. For a fuller description of these restrictions and the constructive ownership rules, see "—Restrictions on Ownership and Transfer."

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.